EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Prospectus Supplement on Form S-3 of Quest Resource Corporation of our report related to the financial statements which appears in Quest Resource Corporation’s Form 10-K for the years ended December 31, 2005, 2006 and 2007, and our report dated January 8, 2008 related to the combined and consolidated financial statements of Midcoast Kansas General Partner, L.L.C. and Midcoast Pipeline, L.L.C. as of December 31, 2006.
/S/ Murrell, Hall, McIntosh & Co. PLLP
Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
June 20, 2008